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Corporate Advisory

# *CONSULTING AGREEMENT*

This Consulting Agreement (this "Agreement") dated as of November 23, 2015 (the "Effective Date"), is by and between US Nuclear Corp., a Delaware corporation, with offices at 7051 Eton Avenue, Canoga Park, CA 91303 (the "Company") and Tech Associates Inc. (the "Consultant") with offices at 75 Broadway Street, Suite 202, San Francisco, CA 94111.

## *RECITALS*

**A.** The Company desires to retain the Consultant for the term set forth in this Agreement to assure itself of the services of the Consultant, and the Consultant is willing to be retained by the Company for the term on the terms and conditions set forth below.

**B.** The Consultant desires to provide the services under this Agreement and represents that it is qualified to perform such services.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties agree as follows:

1. Retention of the Consultant. Subject to the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant to perform the services set forth in this Agreement, and the Consultant accepts this retention on the terms and conditions set forth in this Agreement.

2. Term. The term of this Agreement shall commence on the Effective Date with a term of 3 months.

3. Scope of Work. The services to be performed by the Consultant under this Agreement (the "Work") shall consist of the following: (a) reviewing the Company's business plan, providing general business advice regarding the Company's operations and business strategy, (b) assisting the Company with respect to recruiting for certain key management positions, (c) advising the Company about operating policies and procedures and long term strategic planning, (d) Participation in conference calls with management, general business reviews.

3.1 The Consultant is acting as an advisor only, and is not a licensed securities broker or dealer, and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate terms of any financing, or to perform any act which would require the Consultant to become licensed as a securities broker or dealer under applicable state or federal law;

3.2. The Consultant has not engaged, and shall not engage in any actions requiring registration as a securities broker or dealer under any applicable federal, state or foreign laws;

3.3 The Consultant has not engaged, and shall not engage in any general solicitation or advertisement to seek investors or potential investors in the Company.

4. Indemnification and Company Representation.

4.1 Indemnification of Consultant. The Company agrees to indemnify and hold harmless the Consultant from and against any and all losses, claims, damages, liabilities, judgments, charges, and expenses (including all

legal or other expenses reasonably incurred by the Consultant) in connection with investigating or defending against or providing evidence in any litigation, whether commenced or threatened, in connection with any claim, action or proceeding to which the Consultant becomes subject, whether or not resulting in any liability, caused by, or arising out of any Services by the Consultant under this Agreement; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability is found to have resulted from the Consultant's negligence, bad faith, fraud or misconduct.

4.2 Counsel. The Consultant shall be entitled to employ counsel separate from the Company and from any other party in such action. In such event, the reasonable fees and disbursements of such separate counsel, as incurred, shall be paid by the Company.

4.3 Company Representation and Warranty. The Company hereby represents and warrants that all information provided to Consultant pertaining to the Company and relating to the Services shall be true and correct in all material respects, and that the Company shall hold Consultant harmless from any and all liability, expenses, or claims arising from the disclosure or use of such information.

4.4 Indemnification of Company. If the Company or its officers, directors, shareholders or affiliates suffer or incur any loss, claim, liability, or expense by reason of the Consultant's gross negligence, bad faith, fraud or misconduct in the provision of services, the Company and any such persons have the same rights of indemnification from the Consultant as are given by the Company to the Consultant hereunder.

5. Limitation of Liability.

5.1 Sole Remedy. The sole remedy for any breach of this Agreement by the Consultant shall be to reimburse the Company for the compensation received by the Consultant related to services that were provided as a result of the breach. In no event shall the Consultant's aggregate liability to the Company under this Agreement exceed the amount of compensation received by the Consultant hereunder.

5.2 Limitation of Liability. In no event shall the Consultant, its affiliates, officers, agents, managers or members (collectively, the "Consultant Affiliates") be liable for any damages including loss of use, interruption or business, or any indirect, special or incidental, or consequential damages of any kind (including loss of profits) in connection with the terms of this Agreement, regardless of the form of action, whether in contract, tort (including negligence), strict product liability, or otherwise, even if the Consultant has been advised of the possibility of such damages.

6. Compensation, Payment and Timing. In consideration of the work, the Company shall compensate Consultant as follows: 175,000 shares of restricted common stock of US Nuclear Corp to be paid for services to be provided. With the execution of this Agreement, the Company will agree to issue Consultant, 175,000 shares of restricted common stock of US Nuclear Corp. The shares shall be calculated based upon the last closing bid price of its common stock on the-Over-the-Counter Bulletin Board at the end of the trading day on the Effective Date. The shares shall be restricted securities and the certificates shall bear the restrictive legend. Further, the Company agrees to register these shares on a Form S-1 filing if requested by the Consultant. The cost of the issuance of the Consultant's stock certificate shall be borne by the Company.

7. Independent Contractor. The Consultant agrees to perform his services hereunder as an independent contractor and not as an employee of the Company, its subsidiaries or affiliates.

8. Disclosures. The Consultant, through its managing partner holds 1,734,500 shares or 13% of US Nuclear Corp. (the "Company") outstanding common stock and has agreed to a 3 month deferment on any stock sale pursuant to entering into this Agreement, which covers the duration of this Agreement.

9. Modifications. No amendment or modification to this Agreement shall be effective unless made in writing.

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10. Assignment. This Agreement and all of the Consultant's rights, duties and obligations under this Agreement are personal in nature and shall not be subcontracted, assigned, delegated or otherwise disposed of by the Consultant without the prior written consent of the Company.

11. Notice. All notices required under this Agreement shall be deemed given when sent by overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic, electronic means and confirmed by overnight courier or registered or certified mail addressed to the address set forth in the preamble to this Agreement. Either party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other party.

12. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a Party or among the Parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s) and (c) attorney's fees incurred by a party. Arbitration hearings will be held in the county of defendant. The provision of California Code of Civil Procedure Section 1283.05 will apply to any arbitration.

13. Governing Law. This Agreement shall be interpreted and governed in accordance with the law of the State of California, excluding those laws that direct the application of laws of another jurisdiction.

14. Headings. The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

15. Non-Waiver. No waiver of any provision of this Agreement shall be deemed to be nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

16. Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

17. Survival. The obligations of the parties hereunder which by their nature survive the termination of this Agreement and/or the completion of the Work hereunder, shall survive and inure to the benefit of the parties. Those provisions of this Agreement which provide for the limitation of or protection against liability shall apply to the full extent permitted by law and shall survive termination of this Agreement and/or completion of the Work.

18. Complete Agreement. This Agreement constitutes the entire and final agreement and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties, whether oral, written or implied with respect to the subject matter hereof. The inclusion of this provision has been a material inducement for each of the parties to enter into this Agreement.

19. Publicity. The Consultant shall not make any public disclosures regarding the Company, its subsidiaries or affiliates or the project for which he is performing the work without the prior approval of the Company.

The parties have executed this Agreement effective as of the day and year first above written.

US Nuclear Corp.

By: ______________________ 11/23/15

Robert I. Goldstein
President & CEO, Chairman of the Board of Directors

Tech Associates Inc.

By: ______________________

Richard Chiang
President & Managing Member